Exhibit 99.2
News Release 2010-28 Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406
Intelsat Announces Proposed Offering of Senior Notes

Luxembourg, September 16, 2010

Intelsat S.A. today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), intends to offer $900 million aggregate principal amount of senior notes due 2020 (the “notes”). Intelsat Jackson’s obligations under the notes will be guaranteed by certain of its parent and subsidiary companies. Part of the net proceeds of the notes are expected to be contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corporation (“Intelsat Corp”), to be used to purchase any and all of Intelsat Corp’s outstanding $658.1 million aggregate principal amount of 9 1/4% Senior Notes due 2014 and any and all of Intelsat Corp’s outstanding $125.0 million aggregate principal amount of 6 7/8% Senior Secured Debentures due 2028, in each case, that are validly tendered in connection with the Intelsat Corp tender offers and consent solicitations announced today and to pay related fees and expenses. The remainder of the net proceeds from the offering are expected to be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries (which indebtedness has not yet been identified).

The notes referred to above will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

No prospectus as required by the Directive 2003/71/EC (and the implementing laws and regulations in the relevant member states) has been filed with respect to the notes and therefore no offers of notes may be made in any Member States of the European Economic Area unless made pursuant to an exemption under the Directive 2003/71/EC (and the implementing laws and regulations in the relevant Member States).

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Intelsat, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T+352 2784-1600 F+352 2784-1690 R.C.S. Luxembourg B 149970, VAT number LU 23667625